Exhibit 2.5

CERTIFICATE OF AMENDMENT
OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

GREENFIELD ROBOTICS CORPORATION

Greenfield Robotics Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“General Corporation Law”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation dated May 26, 2022, as amended (“Existing Certificate”), declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders (as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of the first paragraph of Article Fourth so that, as amended, said first paragraph of Article Fourth shall be read as follows:

“FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 59,170,918, consisting of (i) 43,086,193 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 16,084,725 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”

SECOND: that, thereafter, pursuant to resolution of its Board of Directors, a written action in lieu of a meeting of the stockholders of the Corporation was duly executed and approved with the necessary number of shares as required by statute voting in favor of the amendment.

THIRD: that, thereafter, pursuant to resolution of its Board of Directors, this amendment to the Existing Certificate, as amended, has been duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer on this ____ day of August, 2026.

By:
Name: Nandan Kalle
Title: Chief Executive Officer